U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

                     1. Name and Address of Reporting Person

                           BRUNSON     ROBERT     W.

                           (Last)     (First)   (Middle)

                              2250 North 1500 West

                                    (Street)

                              Ogden,   Utah    84404

                             (City)   (State)  (Zip)

              2. Date of Event Requiring Statement (Month/Day/Year)

                                 March 31, 2001

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                   4. Issuer Name and Ticker or Trading Symbol

                              CRYOCON, INC. (CRYQ)

                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

          [ ] Director                       [ ] 10% Owner
          [X] Officer (give title below)     [X] Other (specify below)

                    PRESIDENT, INTELLECTUAL PROPERTY DIVISION
             FORMER PRESIDENT, CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                 6. If Amendment, Date of Original (Month/Year)


           7. Individual or Joint/Group Filing (Check applicable line)

                    [ X ] Form Filed by One Reporting Person

                [ ] Form Filed by More than One Reporting Person

                United States Securities and Exchange Commission
                                Washington, D.C. 20549

[ ]Check box if no longer subject to
Section 16.  Form 4 or Form 5 obli-
gations may continue.  See Instruc-
tion 1(b)

[ ]Form 3 Holdings Reported

[X]Form 4 Transactions Reported

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or   Price      (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

                                      AUG 30,       S/4                5,000    (D)  $3.00/shr
COMMON STOCK, no par value            2000
------------------------------------------------------------------------------------------------------------------------------------
                                      AUG 30,       S/4                4,319    (D)  $3.00/shr
COMMON STOCK, no par value            2000
------------------------------------------------------------------------------------------------------------------------------------
                                      Sep 15,       S/4               15,000    (D)  $3.00/shr
COMMON STOCK, no par value            2000
------------------------------------------------------------------------------------------------------------------------------------
                                      Sep 19,       S/4                2,300    (D)  $3.00/shr
COMMON STOCK, no par value            2000
------------------------------------------------------------------------------------------------------------------------------------
                                      Sep 22,       S/4                  335    (D)  $3.00/shr
COMMON STOCK, no par value            2000
------------------------------------------------------------------------------------------------------------------------------------
                                      DEC 28,       M/ 4           2,002,523    (A)  $0.28/shr  12,163,893     (D)
COMMON STOCK, no par value            2000
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK, no par value                                                                         498,000     (I)       SPOUSE

------------------------------------------------ -----------------------------------------------------------------------------------

*If the form is filed by more than one reporting person, see instruction 4(b)(v)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)       (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

CONVERTIBLE                                                   SEE EXPLANATION   COMMON
DEBENTURE           $0.28/  28 DEC 00  M/4                                      STOCK     2,002,523
                    share
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: On December 28, 2000, Mr. Brunson submitted a Notice of Conversion on a convertible debenture which secured $50,000 plus interest at 10% per annum for the purchase of assets by the Company from him. The term of the debenture allowed for, at the holder's option, to convert the debt into stock at an exercise price of $0.28 per share. Mr. Brunson so elected and received 2,002,523 shares including principal and interest.




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(4)


                          /s/  ROBERT W. BRUNSON                    10 MAY 2001
                          ----------------------                    -----------
                          ** Signature of Reporting Person             Date

NOTE: File three copies of this Form; one of which must be manually signed. If space provided is insufficient, see Instructionn 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.